                                                                   Exhibit 10.52

                            BINDING SUMMARY OF TERMS

THIS BINDING SUMMARY OF TERMS (the "Summary of Terms"), made as of the 20th day of December, 2001 (the "Signing Date"), sets forth the material terms of an understanding reached between SCIOS, INC., a Delaware corporation having its principal place of business at 820 West Maude Avenue, Sunnyvale, CA, USA 94043 ("Scios"), and GLAXO GROUP LTD. a corporation organized under the laws of England having its principal place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 ONN, U.K. ("GSK"). Scios and GSK are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

     A. The Parties have reached an understanding whereby: (i) Scios grants to GSK a sole and exclusive license to use and sell Product in the Territory for all human pharmaceutical use other than diagnostic uses (the "Field"), and (ii) Scios agrees to supply to GSK, and GSK agrees to purchase from Scios, all of GSK's requirements of API Product for such use and sale, on the terms and conditions set forth herein, and

     B. The Parties wish to memorialize the material terms of their understanding in this binding Summary of Terms, with the intention of replacing this Summary of Terms with a more definitive agreement consistent herewith on or before February 15, 2002.

     NOW, THEREFORE, the Parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

When used in this Summary of Terms, the following terms shall have the meanings indicated below. The additional terms "Affiliate," "Clinical Trial Expenses," "Control," "European Union," "Health Outcomes Study," "Improvements," "IND," "Launch," "Marketing Authorization Applications," "Marketing Budget," "Marketing Plan," "Marketing Trial," "Patent Expenses," "Regulatory Approval," "Regulatory Authority," "Steering Committee," and "Third Party" shall be defined in the Definitive Agreement in a commercially reasonable manner, consistent with practice in the U.S. and European pharmaceutical and biotech industries.

     1.1 "Active Pharmaceutical Ingredient" or "API" means Natrecor(R) in active bulk form meeting the API Specifications.

     1.2 "API Specifications" shall mean the specifications for Active Pharmaceutical Ingredient attached hereto as Schedule 1.2.

     1.3 "Commercialization" means all activities undertaken relating to the marketing, promotion, distribution and sale of Product, including, without limitation, advertising and any Marketing Trials.

     1.4  "Cost of Goods" means the [*****]

     1.5  "Development" means:

          (a) all activities relating to obtaining and/or maintaining Marketing Authorization Approval of the Original Product in the Territory pursuant to an acceptable label including, without limitation, clinical trials and the preparation, submission, review and development of data or other information related thereto ("Type 1 Development");

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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          (b) Phase IV clinical trials supporting pre-launch and
          commercialization of the Product but not contributing to obtaining and/or maintaining Marketing Authorization Applications of the Original Product and any New Product in the Territory, and excluding the Health Outcomes Study ("Type 2 Development");

          (c) all activities relating to obtaining and/or maintaining Marketing Authorization of a New Product in the Territory, including Phase III clinical trials and the preparation, submission, review and development of data or other information related thereto but excluding pre-clinical, Phase I and Phase II clinical development ("Type 3 Development"); and

          (d) design and conduct of the Health Outcomes Study for the Original Product.

The term "Development" shall not include process development or final finish or fill of Product.

     1.6 "Development Expenses" means the expenses incurred by GSK for Development pursuant to a Development Plan.

     1.7 "Definitive Agreement" shall mean the agreement between the Parties contemplated by Article 16, below.

     1.8 "Effective Date" means the earlier of: (i) the effective date of the Definitive Agreement (as defined therein), or (ii) February 15, 2002.

     1.9 "GSK Knowhow" means all Information relating to the Product developed by GSK as a result of its activities under this Summary of Terms.

     1.10 "GSK Patents" means patent applications, and patents issuing from such patent applications, which GSK has applied for or owns as a result of its activities under this Summary of Terms, as well as divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, additions and supplementary protection certificates to any such patents and patent applications.

     1.11 "Information" means, whether or not patentable: (i) techniques and data including inventions, practices, methods, know-how, data (including pharmacological, toxicological and clinical test data, regulatory submissions and data and analytical and quality control data), marketing, distribution, and sales data or descriptions and
          (ii) compounds, compositions of matter, assays and biological materials.

     1.12 "Natrecor(R)" means nesiritide or B-type natriuretic peptide whose amino acid sequence is listed in Schedule 1.12, and any derivatives, variants, analogs, homologs, fragments, N-terminally or C-terminally extended forms, conjugates, salts, esters and amides thereof.

     1.13 "New Product" means: (i) a line extension, alternative delivery system, additional formulation or other modification of the Original Product including any manufacturing process modifications which are material, and (ii) any preparation or product containing Natrecor(R) for treatment of an indication other than label indications for the Original Product approved as of the Effective Date.

     1.14 "Net Sales" means the amount invoiced by GSK or an Affiliate or sublicensee of GSK for sales of a Product in the Territory, less deductions for the following items:

          (i) reasonable transportation and insurance charges borne by the selling Party,

          (ii) sales and excise taxes or customs duties paid by the selling Party and any other governmental charges imposed upon the sale of the Product,

          (iii)rebates or allowances actually granted or allowed, including government and managed care rebates,

          (iv) quantity discounts, cash discounts or charge-backs actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product, and

          (v) allowances or credits to customers, not in excess of the selling price of the Product, on account of governmental requirements, rejection, outdating, recalls or return of the Product.

     1.15 "Original Product" means the formulation of Natrecor(R) commercially sold by Scios as of the Effective Date for the treatment of acute decompensated heart failure. Attached hereto as Schedule 1.15 is the label for the Original Product as of the Signing Date.

     1.16 "Product" means the Original Product and any New Product.

     1.17 "Scios Know-How" means all Information now or hereafter within the Control of Scios necessary or useful for the Development or Commercialization of the Product in the Territory.

     1.18 "Scios Patents" means, within the Territory: (i) those patents and patent applications shown on Schedule 1.18 attached hereto, (ii) all patents issuing from such patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, additions and supplementary protection certificates to any such patents and patent applications, and (iii) all patents and patent applications in the Territory now or hereafter owned or Controlled by Scios to the extent necessary or useful for the development, use, importation, formulation, packaging, sale or offer for sale of Product in the Territory.

     1.19 "Territory" means those countries of Europe, Central Europe and Eastern Europe listed in Schedule 1.19.


                             ARTICLE 2 - DEVELOPMENT

     2.1 Scope of the Development. Upon the Effective Date, GSK will assume responsibility for Development (i.e. Type 1 ---- Development, Type 2 Development, Type 3 Development and the Health Outcomes Study) throughout the Territory. .

     2.2  Development Plan and Development Budget. [*****]

     2.3. Health Outcomes Study. Promptly following the Effective Date, the Parties shall in good faith design and implement a mutually acceptable Health Outcomes Study under the direction of GSK. The purpose of the Health Outcomes Study shall be, inter alia, to assess fairly the pharmaco-economics of the Product in the Territory and to use as appropriate in establishing pricing and reimbursement for the Product in the Territory.

     2.4  Product Spend. [*****]

     2.5 Development Efforts; Compliance with Regulatory Requirements. GSK shall perform its responsibilities under each Development Plan using reasonable efforts consistent with the efforts that GSK employs for its own products which have the same market potential in the Territory, and in accordance with all applicable laws

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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          and regulations including, without limitation, then-current Good
          Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices.

     2.6  Ownership of Regulatory Approvals. [*****]

     2.7 Communications with Regulatory Authorities. GSK shall have primary responsibility for dealings with the Regulatory Authorities in the Territory, including filing all supplements and other documents with such authority with respect to the respective Regulatory Approval, reporting all adverse drug experiences relating to the Product, and handling all Product complaints. GSK shall promptly furnish Scios with copies of all substantive correspondence it has had with each Regulatory Authority, and contact reports concerning substantive conversations or meetings with such authority, relating to Development, Marketing Authorizations or the marketing of a Product. At least twice each calendar year, GSK shall provide to Scios a report describing the regulatory filing status of Products throughout the Territory.

     2.8  Costs of Development. [*****]


                       ARTICLE 3 - THE STEERING COMMITTEE

Within 30 days after the Effective Date, Scios and GSK shall create a Steering Committee consisting of an equal number of representatives of each Party, representing (without limitation) the commercial, medical, regulatory and business development functions of each Party. The Steering Committee shall hold meetings at such times and places as shall be determined by a majority of its entire membership. The meetings shall be held no less frequently than once every [*****] in the period from the Effective Date through the third year after first commercial sale of a Product in the Territory, and [*****] thereafter. The Steering Committee, directly or through one or more subcommittees, shall manage the long-range strategy and planning for Development and Commercialization, coordinate the activities of the Parties under this Summary of Terms; and perform such other functions as appropriate to further the purposes of this Summary of Terms as determined by the Parties. The Steering Committee shall strive to enable each Party to realize the full economic potential of the Products while balancing the legitimate interests and concerns of each Party, and shall be guided by standards of reasonableness in economic terms to each of the Parties. To the extent feasible, the Steering Committee shall make decisions by consensus after an open discussion. If no consensus can be reached, GSK shall have the right to make final determinations regarding Development and Commercialization in the Territory to the extent not inconsistent with the express terms and provisions of this Summary of Terms and to the extent that such decisions can be reasonably expected not to have an adverse effect on Scios' rights outside of the Territory and outside of the Field.


                          ARTICLE 4 - COMMERCIALIZATION

     4.1 General. GSK shall be solely responsible for the Commercialization of the Products throughout the Territory in accordance with a Marketing Plan and Budget.

     4.2  Marketing Plan. [*****]

     4.3  Commercialization Efforts. [*****]

     4.4 Advertising and Education. Scios shall have the right to approve guidelines for the use of the Natrecor(R) trademark by GSK and all promotional materials containing such trademark shall comply in all material respects with such guidelines. All written or visual promotional and educational materials, advertising, Product labeling, and documentary information regarding the Product in the Territory shall, to the extent practical, identify Scios as the supplier and licensor of the Product.

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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     4.5  Pricing, Pricing Approvals and Product Distribution in the Territory.
          [*****]


                       ARTICLE 5 - MANUFACTURE AND SUPPLY

     5.1  Exclusive Supply and Purchase. [*****]

     5.2  Finish and Fill. [*****]

     5.3 Manufacturing Approvals. Scios will use diligent efforts to make necessary filings to obtain the necessary Regulatory Approvals for the manufacture of Active Pharmaceutical Ingredient according to the API Specifications. GSK shall be promptly notified of proposed changes to the process for the manufacture of Active Pharmaceutical Ingredient which impact the Regulatory Filings in the Territory. Scios shall nevertheless ensure a sufficient source of supply of Product to GSK. The Parties shall consult on the best way of achieving sufficient supply. Except as required of Scios by law, no product incorporating such changes shall be supplied by Scios to GSK hereunder without such changes having been approved by the appropriate Regulatory Authorities in the EC, which approval GSK agrees to pursue diligently following notice from Scios of such proposed changes.

     5.4 Specifications. Scios warrants that the Active Pharmaceutical Ingredient it supplies hereunder shall meet the API Specifications and shall have been manufactured in accordance with all applicable laws and regulations including, without limitation, European GMP compliance standards. Such specifications may be amended by mutual agreement (not to be unreasonably withheld), to the extent required by Regulatory Authorities. As additional formulations and New Products are developed, the Parties will establish by mutual agreement appropriate specifications for such new forms of Product. The Definitive Agreement shall include a separate Quality Assurance Agreement ("QAA") to establish each Party's quality assurance obligations and tasks with respect to shipments of Active Pharmaceutical Ingredient hereunder. The QAA shall include, inter alia, industry standard procedures for inspection and rejection of non-conforming goods and remedies associated with a finding of non-conformance.

     5.5 Forecasts. The Definitive Agreement shall establish the form and timing of forecasting and deliveries for GSK's purchases of Active Pharmaceutical Ingredient hereunder and develop a reasonable mechanism to forecast such needs under the Development Plan in sufficient time for manufacture by Scios.

     5.6 Delivery. All orders for deliveries of Active Pharmaceutical Ingredient to GSK shall be FCA Incoterms 2000, Scios' contract manufacturing facility in Kundl, Austria. Risk of loss for the Active Pharmaceutical Ingredient passes to GSK upon delivery to GSK's designated agent for shipment at such facility. GSK shall arrange and pay for the carrier and any expenses associated with shipping and insuring Active Pharmaceutical Ingredient supplied hereunder.

     5.7  Supply Price. [*****]

     5.8 Other Manufacturing and Supply Issues. The Definitive Agreement shall include other appropriate provisions regarding manufacture and supply including, without limitation, extension to GSK to the extent practicable of Scios' rights to inspect the facilities of its Third Party manufacture and provision to GSK of reasonable quantities of free goods for non-commercial (e.g. testing) purposes.




[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           ARTICLE 6 - CONFIDENTIALITY

The Definitive Agreement shall include industry standard provisions regarding confidentiality and authorized disclosure, which shall survive the termination of the Definitive Agreement by [*****]. Pending entry into the Definitive Agreement, the existing confidentiality agreement between the Parties shall remain in full force and effect.

                       ARTICLE 7 - INFORMATION AND REPORTS

     7.1 Information and Reports. To the extent necessary or useful to enable the Parties to perform their respective obligations or exercise their respective rights hereunder, each Party will regularly disclose and make available to the other without charge all preclinical, clinical and regulatory, commercial, marketing, promotion, pricing, sales and other Information, including copies of all preclinical and clinical reports, in the possession of GSK or Scios directly concerning Products within the Field.

     7.2 Publicity Review. On or about January 7, 2002, the Parties will announce the establishment of an alliance for the marketing and development of Products in the Territory and its key terms in a mutually agreed press release issued simultaneously by both Parties. Notwithstanding Article 6, a Party may make any disclosure it believes in good faith based upon the advice of counsel is required by applicable law, provided that prior to making such disclosure the disclosing Party shall provide the other Party with a written copy or rendition of the materials proposed to be disclosed and provide the receiving Party with an opportunity to review the proposed disclosure.

     7.3 Adverse Drug Events. Each Party shall, in a timely fashion, in accordance with applicable laws and regulatory requirements (including, without limitation, the requirements of the FDA, EU and other relevant regulatory bodies), report to the other Party any serious adverse event or other adverse event observed during clinical trials or other use of the Product. Without limiting the foregoing, the Parties shall enter into a pharmaco-vigilance agreement covering Product safety data exchange within three months after the Effective Date to assure that both Parties fulfill all international regulatory obligations with respect to the Product.

     7.4 Recall. Any necessary recall of Products or any batch of Products from the market in the Territory may be effected by GSK at GSK's reasonable discretion following consultation with Scios. If any Products are recalled as a result of an act or omission of GSK or its Third Party contractors or sublicensees, GSK shall bear all costs and expenses of such recall. If any Products are recalled as a result of an act or omission of Scios or its Third Party contractors, then Scios shall bear all costs and expenses of such recall. Without limiting the foregoing, in the event of a recall of Products, each Party shall without unreasonable delay notify the other Party and cooperate to the fullest extent reasonable under the circumstances.


                            ARTICLE 8 - PATENT RIGHTS

     8.1 General. GSK, in consultation with Scios and using patent counsel reasonably acceptable to Scios, shall maintain the Scios Patents in the Territory and shall use reasonable efforts to convert pending patent applications into granted patents without undue delay. GSK shall be responsible for all resulting Patent Expenses. The Definitive Agreement shall assure GSK of the right to abandon its interest in and obligations with respect to specific Scios Patents and for the assumption by Scios of prosecution and maintenance of such Scios Patents in the event of such abandonment.

     8.2  Improvements. [*****]

     8.3  Infringement and Third Party Claims. [*****]

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                              ARTICLE 9 - LICENSES

     9.1 License Grant by Scios. Scios hereby grants to GSK a sole and exclusive license under the Scios Patents, the Scios Know-How and the Natrecor(R) trademark, to develop, use, import, formulate, package, sell and offer for sale Products within the Field in the Territory. Promptly following the Effective Date, and at reasonable intervals thereafter, Scios shall disclose and transfer to GSK all Scios Knowhow as necessary or useful for the exercise by GSK of its rights hereunder.

     9.2 License Grant by GSK. GSK hereby grants to Scios a sole and exclusive royalty-free license under the GSK Patents and GSK Know-How to manufacture, develop, use, import, formulate, package, sell and offer for sale Products outside of the Territory.

     9.3 Sub-licensing. The licensee Party pursuant to Sections 9.1 and 9.2 may sublicense on notice to and with the consent of the licensor Party, which consent shall not be unreasonably withheld. No such consent shall be required in the event of a sublicense to an Affiliate of a Party.


                              ARTICLE 10 - PAYMENTS

     10.1 License Fee. GSK shall pay to Scios a license fee of [*****] within [*****] after the Effective Date.

     10.2 Milestone Payments. GSK shall make non-refundable milestone payments to Scios within [*****] after the achievement of the applicable milestone in amounts as set forth below. Each milestone payment shall be due only once, notwithstanding the number of Products actually developed or commercialized by GSK hereunder:

          ------------------------------------ ----------------------
          Milestone                            Payment
          ------------------------------------ ----------------------
          [*****]                              [*****]
          ------------------------------------ ----------------------
          [*****]                              [*****]
          ------------------------------------ ----------------------
          [*****]                              [*****]
          ------------------------------------ ----------------------


     Section 10.3   Royalty Payments. [*****]

     Section 10.4   Royalty Reductions. [*****]

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Section 10.5 Reports and Audit. The Definitive Agreement shall include industry standard provisions regarding record-keeping and audit rights with respect to expenditures and sales by GSK and its affiliates and sublicensees, and with respect to Scios' Cost of Goods.

     Section 10.6 Currency and Method of Payment. All royalty payments shall be made in pounds sterling. Royalty payments due with respect to sales not denominated in sterling shall be converted using an appropriate conversion rate.


                             ARTICLE 11 - TRADEMARKS

Absent mutual agreement, GSK shall market, advertise, sell or distribute Products only under the Natrecor(R) trademark. GSK, in consultation with Scios and using trademark counsel reasonably acceptable to Scios, shall file for and maintain the Natrecor(R) trademark in those countries in the Territory in which GSK intends to Commercialize the Products and shall be responsible for all resulting expenses. The Definitive Agreement shall include appropriate additional provisions related to trademarks (including the establishment of new marks in the event that the Natrecor(R) mark is unavailable or unsuitable), and shall establish the rights and obligations of the Parties in the event of Third Party infringement (which shall assure GSK of the first right to assert the Natrecor(R) trademark against Third Parties in the Territory and to defend the Natrecor(R) trademark against challenges by Third Parties in the Territory).


                   ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

[*****]


                        ARTICLE 13 - TERM AND TERMINATION

     13.1 Term. The term of this Summary of Terms shall commence on the Signing Date. Unless sooner terminated as provided herein, the term of this Summary of Terms shall expire upon the termination in all of the countries of the Territory of the royalty obligations set forth hereinabove. Following the expiration of the term, GSK shall retain a fully paid-up, exclusive license under the Scios Knowhow and the Natrecor(R) trademark in the Territory to use and sell Product in the Field.

     13.2 Termination for Material Breach. If either Party materially breaches this Summary of Terms at any time, which breach is not cured within 30 days of notice thereof from the non-breaching Party, the non-breaching Party shall have the right to invoke the dispute resolution mechanism of Article 15. If the Parties are unable to resolve the matter in dispute pursuant to Article 15, the Party not in breach may, at its sole discretion, seek any available legal remedies or terminate the Summary of Terms.

     13.3 Unilateral Termination by GSK. GSK may at any time by delivery of 90 days' prior notice to Scios, elect to abandon its rights and obligations with respect to any country in the Territory or to terminate this Summary of Terms in toto; provided, however, that GSK shall not have the right to terminate as to any one country in the European Community without terminating as to all such countries. Upon notice thereof, this Summary of Terms and all rights and obligations of GSK hereunder with respect to the country in question shall terminate.


[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     13.4 Bankruptcy. All rights granted to GSK hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Code") licenses of rights to "intellectual property" as defined in Section 101(52) of the Code. Scios agrees that GSK, as a licensee, of such rights under this Summary of Terms shall retain and may fully exercise all of its rights and elections under the Code, subject to performance by GSK of its obligations under this Summary of Terms. Scios further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Scios under the Code, GSK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments thereof, which shall promptly be delivered to GSK, at its sole expense: (i) upon written request from GSK following commencement of a bankruptcy proceeding by or against Scios, or (ii) if not delivered pursuant to subsection (i), above, upon written request from GSK following the rejection of this Summary of Terms by or on behalf of Scios.

     13.5 Effect of Termination. Termination of this Summary of Terms for any reason shall not relieve the Parties of any liability which accrued prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Summary of Terms. Subject to Section 13.4, upon termination of this Summary of Terms (but not expiration of its term), all licenses and rights to Patents and Know-How granted hereunder shall terminate and GSK shall promptly reassign to Scios, at Scios' expense, all regulatory filings and approvals (including, without limitations, INDs, Marketing Authorizations and Regulatory Approvals) with respect to Product in the Territory then held by GSK or any sublicensee of GSK, and all Confidential Information supplied by one Party shall be returned by the other Party (except for one copy of such information retained for legal archive or regulatory purposes). In the event that GSK terminates its rights with respect to one or more countries but not the entire Territory, this Summary of Terms shall remain in effect with respect to the remaining countries.


                          ARTICLE 14 - INDEMNIFICATION

     14.1 Indemnification by GSK. [*****]

     14.2 Indemnification by Scios. [*****]

     14.3 Procedure. A Party seeking indemnification under Section 14.1 or
          Section 14.2, shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the Third Party claim, permit the indemnifying Party to assume direction and control of the defense of the Third Party claim (including the right to settle the claim solely for monetary consideration), and cooperate as requested (at the expense of the indemnifying Party) in the defense of the Third Party claim.

     14.4 Insurance. [*****]


                         ARTICLE 15 - DISPUTE RESOLUTION

All disputes arising between the Parties hereunder or with respect hereto shall be resolved solely as provided in this Article 15. Any such dispute which the Parties are unable to resolve directly may be referred by either Party to the Steering Committee for resolution. If the Steering Committee is unable to resolve such dispute within 30 days after referral, either Party may, on notice to the other, have such dispute referred to the CEO of Scios and the European Chairman of GSK for attempted resolution by good faith negotiation. If such individuals are unable to resolve such dispute within 30 days after referral, then either Party may thereafter seek to resolve the dispute through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules, in English. The place of arbitration shall be London, England, if arbitration is requested by Scios and shall be San Francisco, California, if arbitration is requested by GSK. This Summary of

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Terms shall be governed by the substantive laws of the State of New York, USA, without regard to conflicts of laws principles.

                        ARTICLE 16 - DEFINITIVE AGREEMENT

Following the Signing Date the Parties shall diligently and in good faith endeavor to incorporate the understanding reflected herein in a definitive agreement (the "Definitive Agreement") which, upon execution by both Parties, shall constitute a novation of this Summary of Terms. The Definitive Agreement shall include such mutually agreeable terms and conditions as the Parties may agree including, without limitation, provisions regarding withholding taxes and blocked currency; restrictions on assignment (but permitting GSK to assign to a qualified Affiliate); provisions regarding force majeure, further actions, waiver, severability and interpretation; a disclaimer of warranties as to the scope or validity of the Scios Patents and as to the non-existence of blocking Third Party patents; and a limitation on liability for consequential and incidental damages. In the event that the Parties are unable to agree as to the text of the Definitive Agreement by February 15, 2002, it is the intent of the Parties that this Summary of Terms shall remain in full force and effect; provided, however, that either Party shall have the right to refer any provision as to which no agreement can be reached to a mutually acceptable abbreviated mechanism for alternate dispute resolution or, if such abbreviated mechanism cannot be agreed to, arbitration as provided hereinabove, with the scope of the arbitration limited to the establishment by the arbitrator(s) of reasonable industry-standard provisions regarding the provision(s) at issue.

                              ARTICLE 17 - NOTICES

All notices permitted or required hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the addresses first set forth above (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Notice shall be deemed effective upon receipt.

                             ARTICLE 18 - EXECUTION

This Summary of Terms may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Transmission by telefacsimile of a true copy of a signed counterpart version of this Summary of Terms shall constitute delivery.

IN WITNESS WHEREOF, the Parties have executed this Summary of Terms in duplicate originals by their proper officers as of the Effective Date.

SCIOS INC.                              GLAXO GROUP LTD.

By: /s/  Richard Brewer                 By:/s/  Stephane Thiroloix
    -------------------------------        -------------------------------------

Its:     Chief Executive Officer        Its:   Vice President, European Business
    -------------------------------         ---------------------------------
                                               Development
                                               -----------

                                  SCHEDULE 1.2

[*****]



[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 1.12

                        AMINO ACID SEQUENCE FOR NATRECOR



                        SER-PRO-LYS-MET-VAL-GLN-GLY-SER-
                        GLY-CYS-PHE-GLY-ARG-LYS-MET-ASP-
                      ARG-ILE-SER-SER-SER-SER-GLY-LEU-GLY-
                           CYS-LYS-VAL-LEU-ARG-ARG-HIS

                                  SCHEDULE 1.15

                                                                        Item 2-A
                                                                  Package Insert


                     NATRECOR(R) (NESIRITIDE) FOR INJECTION

                          FOR INTRAVENOUS INFUSION ONLY


DESCRIPTION

Natrecor(R) (nesiritide) is a sterile, purified preparation of a new drug class human B-type natriuretic peptide (hBNP), and is manufactured from E. coli using recombinant DNA technology. Nesiritide has a molecular weight of 3464 g/mol and an empirical formula of C\\143\\H\\244\\N\\50\\O\\42\\S\\4\\. Nesiritide has the same 32 amino acid sequence as the endogenous peptide, which is produced by the ventricular myocardium.




            [GRAPHIC: Picture of amino acid sequence for Nesiritide]




Natrecor is formulated as the citrate salt of rhBNP, and is provided in a sterile, single-use vial. Each 1.5-mg vial contains a white- to off-white lyophilized power for intravenous (IV) administration after reconstitution. The quantitative composition of the lyophilized drug per vial is: nesiritide 1.58 mg, mannitol 20.0 mg, citric acid monohydrate 2.1 mg, and sodium citrate dihydrate 2.94 mg.

Mechanism of Action

Human BNP binds to the particulate guanylate cyclase receptor of vascular smooth muscle and endothelial cells, leading to increased intracellular concentrations of guanosine 3'5'-cyclic monophosphate (cGMP) and smooth muscle cell relaxation. Cyclic GMP serves as a second messenger to dilate veins and arteries. Nesiritide has been shown to relax isolated human arterial and venous tissue preparations that were preconstracted with either endothelin-1 or the alpha-adrenergic agonist, phenylephrine.

In human studies, nesiritide produced dose-dependent reductions in pulmonary capillary wedge pressure (PCWP) and systemic arterial pressure in patients with heart failure.

In animals, nesiritide had no effects on cardiac contractility or on measures of cardiac electrophysiology such as atrial and ventricular effective refractory times or atrioventricular node conduction.

Naturally, occurring atrial natriuretic peptide (ANP), a related peptide, increases vascular permeability in animals and humans and may reduce intravascular volume. The effect of nesiritide on vascular permeability has not been studied.

Pharmacokinetics

In patients with congestive heart failure (CHF), Natrecor administered intravenously by infusion or bolus exhibits biphasic disposition from plasma. The mean terminal elimination half-life (t\\1/2\\) of Natrecor is approximately 18 minutes and was associated with approximately 2/3 of the area-under-the-curve
(AUC). The mean initial elimination phase was estimated to be approximately 2 minutes. In these patients, the mean volume of distribution of the central compartment (Vc) of Natrecor was estimated to be 0.073 L/kg, the mean steady-state volume of distribution (Vss) was 0.19 L/kg, and the mean clearance
(CL) was approximately 9.2 mL/min/kg. At steady state, plasma BNP levels increase from baseline endogenous levels by approximately 3-fold to 6-fold with Natrecor infusion doses ranging from 0.01 to 0.03 (micro)g/kg/min.

Elimination

Human BNP is cleared from the circulation via the following three independent mechanisms, in order of decreasing importance: 1) binding to cell surface clearance receptors with subsequent cellular internalization and lysosomal proteolysis; 2) proteolytic cleavage of the peptide by endopeptidases, such as neutral endopeptidase, which are present on the vascular lumenal surface; and 3) renal filtration.

Special Populations

Although Natrecor is eliminated, in part, through renal clearance, clinical data suggest that dose adjustment is not required in patients with renal insufficiency. The effects of Natrecor on PCWP, cardiac index (CI), and systolic blood pressure (SBP) were not significantly different in patients with chronic renal insufficiency (baseline serum creatinine ranging from 2 mg/dL to 4.3 mg/dL), and patients with normal renal function. The population pharmacokinetic
(PK) analyses carried out to determine the effects of demographics and clinical variables on PK parameters showed that clearance of Natrecor is proportional to body weight, supporting the administration of weight-adjusting dosing of Natrecor (i.e., administration on a (micro)g/kg/min basis). Clearance was not influenced significantly by age, gender, race/ethnicity, baseline endogenous hBNP concentration, severity of CHP (as indicated by baseline PCWP, baseline CI, or New York Heart Association [NYHA] classification), or concomitant administration of an ACE inhibitor.

Effects of Concomitant Medications

The co-administration of Natrecor with enalapril did not have significant effects on the PK of Natrecor. The PK effect of co-administration of Natrecor with other IV vasodilators such as nitroglycerin, nitroprusside, milrinone, or IV ACE inhibitors has not been evaluated. During clinical studies, Natrecor was administered concomitantly with other medications, including: diuretics, digoxin, oral ACE inhibitors, anticoagulants, oral nitrates, statins, class III annarrhythmic agents, beta-blockers, dobutamine, calcium channel blockers, angiotensin II receptor antagonists, and dopamine. Although no PK interactions were specifically assessed, there did not appear to be evidence suggesting any clinically significant PK interaction.

Pharmacodynamics

The recommended dosing regimen of Natrecor is a 2 (micro)g/kg IV bolus followed by an intravenous infusion dose of 0.01 (micro)g/kg/min. With this dosing regimen, 60% of the 3-hour effect on PCWP reduction is achieved within 15 minutes after the bolus, reaching 95% of the 3-hour effect within 1 hour. Approximately seventy percent of the 3-hour effect on SBP reduction is reached within 15 minutes. The pharmacodynamic (PD) half-life of the onset and offset of the hemodynamic effect of Natrecor is longer than what the PK half-life of 18 minutes would predict. For example, in patients who developed symptomatic hypotension in the VMAC (Vasodilation in the Management of Acute Congestive Heart Failure) trial, half of the recovery of SBP toward the baseline value after discontinuation of reduction of the dose of Natrecor was observed in about 60 minutes. When higher doses of Natrecor were infused, the duration of hypotension was sometimes several hours.

Clinical Trials

Natrecor has been studied in 10 clinical trial including 941 patients with CHF (NYHA class II-III 61%, NYHA class IV 36%; mean age 60 years, women 28%). There were five randomized, multi-center, placebo- or active-controlled studies (comparative agents included nitroglycerin, dobutamine, milrinone, nitroprusside, or dopamine) in which 772 patients with decompensated CHF received continuous infusions of Natrecor at doses ranging from 0.01 to 0.03 (micro)g/kg/min. (See the ADVERSE REACTION section for relative frequency of adverse events at doses ranging from the recommended dose up to 0.03 (micro)g/kg/min). Of these patients, the majority (n = 541, 70%) received the Natrecor infusion for at least 24 hours; 371 (48%) received Natrecor for 24-48 hours, and 170 (22%) received Natrecor for greater than 48 hours.

In controlled trials, Natrecor has been used alone or in conjunction with other standard therapies, including diuretics (79%), digoxin (62%), oral ACE inhibitors (55%), anticoagulants (38%), oral nitrates (32%), statins (18%), class III antiarrhythmic agents (16%), beta-blockers (15%), dobutamine (15%), calcium channel blockers (11%), angiotensin II receptor antagonists (6%), and dopamine (4%). Natrecor has been studied in a broad range of patients, including the elderly (42% greater 65 years of age), women (30%), minorities (26% black), and patients with a history of significant morbidities such as hypertension (67%), previous myocardial infarction (50%), diabetes (44%) atrial fibrillation/flutter (34%), nonsustained ventricular tachycardia (25%), ventricular tachycardia/fibrillation (12%), preserved systolic function (9%), and acute coronary syndromes less than 7 days before the start of Natrecor (4%).

The VMAC (Vasodilation in the Management of Acute Congestive Heart Failure) trial was a randomized, double-blind study of 489 patients (246 patient requiring a right heart catheter, 243 patients without a right heart catheter) who required hospitalization for management of shortness of breath at rest due to acutely decompensated CHF. The study compared the effects of Natrecor, placebo, and IV nitroglycerin when added to background therapy (IV and oral diuretics, non-IV cardiac medications, dobutamine, and dopamine). Patients with acute coronary syndrome, preserved systolic function, arrhythmia, and renal insufficiency were not excluded. The primary endpoints of the study were the change from baseline in PCWP and the change from baseline in patients' dyspnea, evaluated after three hours. Close attention was also paid to the occurrence and persistence of hypotension, given nesiritide's relatively long (compared to nitroglycerin) PK and PD half-life.

Natrecor was administered as a 2 (micro)g/kg bolus over approximately 60 seconds, followed by a continuous fixed dose infusion of 0.01 (micro)g/kg/min. After the 3-hour placebo-controlled period, patients receiving placebo crossed over to double-blinded active therapy with either Natrecor or nitroglycerin. The nitroglycerin dose was titrated at the physician's discretion. A subset of patients in the VMAC trial with central hemodynamic monitoring who were treated with Natrecor (62 of 124 patients) were allowed dose increases of Natrecor after the first 3 hours of treatment if the PCWP was (chi) 20 mm Hg and the SBP was
(chi) 100 mm Hg. Dose increases of a 1-(micro)g/kg bolus followed by an increase of the infusion dose by 0.005 (micro)g/kg/min were allowed every 3 hours, up to a maximum dose of 0.03 (micro)g/kg/min. Overall, 23 patients in this subset had the dose of Natrecor increased in the VMAC trial.

In a second double-blind study, 127 patients requiring hospitalization for symptomatic CHF were randomized to placebo or to one of two doses of Natrecor (0.015 (micro)g/kg/min preceded by an IV bolus of 0.3 (micro)g/kg and 0.03 (micro)g/kg/min preceded by an IV bolus of 0.6 (micro)g/kg). The primary endpoint of the trial was the change in PCWP from baseline to 6 hours, but the effect on symptoms also was examined.

Effects on Symptoms

In the VMAC study, patients receiving Natrecor reported greater improvement in their dyspnea at 3 hours than patients receiving placebo (p = 0.034).

In the dose-response study, patients receiving both doses of Natrecor reported greater improvement in dyspnea at 6 hours than patients receiving placebo.

Effects on Hemodynamics

The PCWP, right atrial pressure (RAP), CI, and other hemodynamic variables were monitored in 246 of the patients in the VMAC trial. There was a reduction in mean PCWP within 15 minutes of starting the Natrecor infusion, with most of the effect seen at 3 hours being achieved within the first 60 minutes of the infusion (see Pharmacodynamics).

In several studies, hemodynamic parameters were measured after Natrecor withdrawal. Following discontinuation of Natrecor, PCWP returns to within 10% of baseline within 2 hours, but no rebound increase to levels above baseline state was observed. There was also no evidence of tachyphylaxis to the hemodynamic effects of Natrecor in the clinical trials.

The following table and graph summarize the changes in the VMAC trial in PCWP and other measures during the first 3 hours.

                      MEAN HEMODYNAMIC CHANGE FROM BASELINE


------------------------------------------------------------------------------------------------------------------------------------
                                                            Placebo           Nitroglycerin            Natrecor
Effects at 3 Hours                                         (n = 62)              (n = 60)             (n = 124)
------------------------------------------------------------------------------------------------------------------------------------
Pulmonary capillary wedge pressure (mm Hg)                   -2.0                 -3.8                  -5.8(2)
------------------------------------------------------------------------------------------------------------------------------------
Right atrial pressure (mm Hg)                                 0.0                 -2.6                  -3.1(2)
------------------------------------------------------------------------------------------------------------------------------------
Cardiac index (L/min/M/2/)                                    0.0                  0.2                   0.1
------------------------------------------------------------------------------------------------------------------------------------
Mean pulmonary artery pressure (mm Hg)                       -1.1                 -2.5                  -5.4(2)
------------------------------------------------------------------------------------------------------------------------------------
Systemic vascular resistance (dynes*sec*cm/-5/)               -44                 -105                  -144(2)
------------------------------------------------------------------------------------------------------------------------------------
Systolic blood pressure(/1/) (mm Hg)                         -2.5                 -5.7(2)               -5.6(2)
------------------------------------------------------------------------------------------------------------------------------------

(1) Based on all treated subjects: Placebo n=142, nitroglycerin n=143, Natrecor n=204
(2)  p less than 0.05 compared to placebo










     [GRAPHIC: GRAPH COMPARING MEAN CHANGES IN PCWP OVER A 3 HOUR PERIOD FOR
                      PLACEBO, NITROGLYCERIN and NATRECOR]

The VMAC study does not constitute an adequate effectiveness comparison with nitroglycerin. In this trial, the nitroglycerin group provides a rough landmark using a familiar therapy and regimen.

Effect on Urine Output

In the VMAC trial, in which the use of diuretics was not restricted, the mean change in volume status (output minus input) during the first 24 hours in the nitroglycerin and Natrecor groups was similar: 1279 +/- 1455 mL and 1257 +/- 1657 mL, respectively.

INDICATIONS AND USAGE

Natrecor (nesiritide) is indicated for the intravenous treatment of patients with acutely decompensated congestive heart failure who have dyspnea at rest or with minimal activity. In this population, the use of Natrecor reduced pulmonary capillary wedge pressure and improved dyspnea.

CONTRAINDICATIONS

Natrecor is contraindicated in patients who are hypersensitive to any of its components. Natrecor should not be used as primary therapy for patients with cardiogenic shock or in patients with a systolic blood pressure less than 90 mm Hg.

WARNINGS

Administration of Natrecor should be avoided in patients suspected of having, or known to have, low cardiac filling pressures.

PRECAUTIONS

General: Parenteral administration of protein pharmaceuticals of E. coli-derived products should be attended by appropriate precautions in case of an allergic or untoward reaction. No serious allergic or anaphylactic reactions have been reported with Natrecor.

Natrecor is not recommended for patients for whom vasodilating agents are not appropriate, such as patients with significant valvular stenosis, restrictive or obstructive cardiomyopathy, constrictive pericarditis, pericardial tamponade, or other conditions in which cardiac output is dependent upon venous return, or for patients suspected to have low cardiac filling pressures. (See CONTRAINDICATIONS.)

Renal: Natrecor may affect renal function is susceptible individuals. In patients with severe heart failure whose renal function may depend on the activity of the renin-angiotensin-aldosterone system, treatment with Natrecor may be associated with azotemia. When Natrecor was initiated at doses higher than 0.01 (micro)g/kg/min (0.015 and 0.030 (micro)g/kg/min), there was an increased rate of elevated serum creatinine over baseline compared with standard therapies, although the rate of acute renal failure and need for dialysis was not increased. In the 30-day follow-up period in the VMAC trial, 5 patients in the nitroglycerin group (2%) and 9 patients in the Natrecor group (3%) required first-time dialysis.

Cardiovascular: Natrecor may cause hypotension. In the VMAC trial, in patients given the recommended dose (2 (micro)g/kg bolus followed by a 0.01 (micro)g/kg/min infusion) or the adjustable dose, the incidence of symptomatic hypotension in the first 24 hour was similar for Natrecor (4%) and IV nitroglycerin (5%). When hypotension occurred, however, the duration of symptomatic hypotension was longer with Natrecor (mean duration was 2.2 hours) than with nitroglycerin (mean duration was 0.7 hours). In earlier trials, when Natrecor was initiated at doses higher than 2-(micro)g/kg bolus followed by a 0.01-(micro)g/kg/min infusion (i.e., 0.015 and 0.030

(micro)g/kg/min preceded by a small bolus), there were more hypotensive episodes and these episodes were of greater intensity and duration. They were also more often symptomatic and/or more likely to require medical intervention (see ADVERSE REACTIONS). Natrecor should be administered only in setting where blood pressure can be monitored closely, and the dose of Natrecor should be reduced or the drug discontinued in patients who develop hypotension (see Dosing Instructions). The rate of symptomatic hypotension may be increased in patients with a blood pressure less than 100 mm Hg at baseline, and Natrecor should be used cautiously in these patients. The potential for hypotension may be increased by combining Natrecor with other drugs that may cause hypotension. For example, in the VMAC trial in patients treated with either Natrecor or nitroglycerin therapy, the frequency of symptomatic hypotension in patients who received an oral ACE inhibitor was 6%, compared to a frequency of symptomatic hypotension of 1% in patients who did not receive an oral ACE inhibitor.

Drug Interactions: No trials specifically examining potential drug interactions with Natrecor were conducted, although many concomitant drugs were used in clinical trials. No drug interactions were detected except for an increase in symptomatic hypotension in patients receiving oral ACE inhibitors (see PRECAUTIONS, Cardiovascular).

The co-administration of Natrecor with IV vasodilators such as nitroglycerin, nitroprusside, milrinone, or IV ACE inhibitors has not been evaluated (these drugs were not co-administered with Natrecor in clinical trials).

Carcinogensis, Mutagenesis, Impairment of Fertility: Long-term studies in animals have not been performed to evaluate the carcinogenic potential or the effect on fertility of Natrecor.

Natrecor did not increase the frequency of mutations when used in an in vitro bacterial cell assay (Ames test). No other genotoxicity studies were performed.

Pregnancy; Category C: Animal reproductive studies have not been conducted with Natrecor. It is also not known whether Natrecor can cause fetal harm when administered to pregnant women or can affect reproductive capacity. Natrecor should be used during pregnancy only if the potential benefit justifies any possible risk to the fetus.

Nursing Mothers: It is not known whether this drug is excreted in human milk. Therefore, caution should be exercised when Natrecor is administered to a nursing woman.

Pediatric Use: The safety and effectiveness of Natrecor in pediatric patients has not been established.

Geriatric Use: Of the total number of subjects in clinical trials treated with Natrecor (n = 941), 38% were 65 years or older and 16% were 75 years or older. No overall differences in effectiveness were observed between these subjects and younger subjects, and other reported clinical experience has not identified differences in responses between the elderly and younger patients. Some older individuals may be more sensitive to the effect of Natrecor than younger individuals.

ADVERSE REACTIONS

Adverse events that occurred with at least a 3% frequency during the first 24 hours of Natrecor infusion are shown in the following table.


------------------------------------------------------------------------------------------------------------------------------
                                        VMAC Trial                              Other Long Infusion Trials

------------------------------------------------------------------------------------------------------------------------------
                                                           Natrecor                          Natrecor (micro)g/kg/min
                                        Nitroglycerin      Recommended Dose     Control*
Adverse Event                           (n = 216)          (n = 273)            (n = 256)
------------------------------------------------------------------------------------------------------------------------------
                                                                                             0.015          0.03
                                                                                             (n = 253)      (n = 246)
------------------------------------------------------------------------------------------------------------------------------
Cardiovascular
------------------------------------------------------------------------------------------------------------------------------
Hypotension                                  25 (12%)            31 (11%)        20 (8%)       56 (22%)         87 (35%)
------------------------------------------------------------------------------------------------------------------------------
  Symptomatic Hypotension                    10 (5%)             12 (4%)          8 (3%)       28 (11%)         42 (17%)
------------------------------------------------------------------------------------------------------------------------------
  Asymptomatic Hypotension                   17 (8%)             23 (8%)          13 (5%)      31 (12%)         49 (20%)
------------------------------------------------------------------------------------------------------------------------------
Ventricular Tachycardia (VT)                 11 (5%)             9 (3%)           25 (10%)     25 (10%)         10 (4%)
------------------------------------------------------------------------------------------------------------------------------
  Non-sustained VT                           11 (5%)             9 (3%)           23 (9%)      24 (9%)           9 (4%)
------------------------------------------------------------------------------------------------------------------------------
Ventricular Extra Systoles                   2 (1%)              7 (3%)           15 (6%)      10 (4%)           9 (4%)
------------------------------------------------------------------------------------------------------------------------------
Angina Pectoris                              5 (2%)              5 (2%)           6 (2%)       14 (6%)           6 (2%)
------------------------------------------------------------------------------------------------------------------------------
Bradycardia                                  1 (less 1%)         3 (1%)           1 (less 1%)   8 (3%)          13 (5%)
------------------------------------------------------------------------------------------------------------------------------
Body as a Whole
------------------------------------------------------------------------------------------------------------------------------
Headache                                    44 (20%)             21 (8%)          23 (9%)       23 (9%)          17 (7%)
------------------------------------------------------------------------------------------------------------------------------
Abdominal Pain                              11 (5%)               4 (1%)          10 (4%)        6 (2%)           8 (3%)
------------------------------------------------------------------------------------------------------------------------------
Back Pain                                    7 (3%)              10 (4%)           4 (2%)        5 (2%)           3 (1%)
------------------------------------------------------------------------------------------------------------------------------
Nervous
------------------------------------------------------------------------------------------------------------------------------
Insomnia                                     9 (4%)              6 (2%)           7 (3%)        15 (6%)          15 (6%)
------------------------------------------------------------------------------------------------------------------------------
Dizziness                                    4 (2%)              7 (3%)           7 (3%)        16 (6%)          12 (5%)
------------------------------------------------------------------------------------------------------------------------------
Anxiety                                      6 (3%)              8 (3%)           2 (1%)         8 (3%)           4 (2%)
------------------------------------------------------------------------------------------------------------------------------
Digestive
------------------------------------------------------------------------------------------------------------------------------
Nausea                                       13 (6%)             10 (4%)          12 (5%)       24 (9%)         33 (13%)
------------------------------------------------------------------------------------------------------------------------------
Vomiting                                      4 (2%)              4 (1%)           2 (1%)        6 (2%)         10 (4%)
------------------------------------------------------------------------------------------------------------------------------

* Includes dobutamine, milrinone, nitroglycerin, placebo, dopamine, nitroprusside, or amrinone.

Adverse events that are not listed in the above table that occurred in at least 1% of patients who received any of the above Natrecor doses included:
Tachycardia, atrial fibrillation, AV node conduction abnormalities, catheter pain, fever, injection site reaction, confusion, paresthesia, somnolence, tremor, increased cough, hemoptysis, apnea, increased creatinine, sweating, pruritis, rash, leg cramps, amblyopia, anemia. All reported events (at least 1%) are included except those already listed, those too general to be informative, and those not reasonably associated with the use of the drug because they were associated with the condition being treated or are very common in the treated population.

In placebo and active-controlled clinical trials, Natrecor has not been associated with an increase in atrial or ventricular tachyarrhythmias. In placebo-controlled trials, the incidence of VT in both Natrecor and placebo patients was 2%. In the PRECEDENT (Prospective Randomized Evaluations of Cardiac Ectopy with Dobutamine or Natrecor Therapy) trial, the effects of Natrecor (n =
163) and dobutamine (n = 83) on the provocation or aggravation of existing ventricular arrhythmias in patients with decompensated CHF was compared using Holter monitoring. Treatment with Natrecor (0.015 and 0.03 (micro)g/kg/min without an initial bolus) for 24 hours did not aggravate pre-existing VT or the frequency of premature ventricular beats, compared to a baseline 24-hour Holter tape.

Clinical Laboratory

In the PRECEDENT trial, the incidence of elevations in serum creatinine to > 0.5 mg/dL above baseline through day 14 was higher in the Natrecor 0.015-(micro)g/kg/min group (17%) and the Natrecor 0.03-(micro)g/kg/min group (19%) than with standard therapy (11%). In the VMAC trial, through day 30, the incidence of elevations in creatinine to > 0.5 mg/dL above baseline was 28% and 21% in the Natrecor (2 (micro)g/kg bolus followed by 0.010 (micro)g/kg/min) and nitroglycerin groups, respectively.

Effect of Mortality

In the VMAC trial, the mortality rates at six months in the patients receiving Natrecor and nitroglycerin were 25.1% (95% confidence interval, 20.0% to 30.5%) and 20.8% (95% confidence interval, 15.5% to 26.5%), respectively. In all controlled trials combined, the mortality rates for Natrecor and active control (including nitroglycerin, dobutamine, nitroprusside, milrinone, amrinone and dopamine) patients were 21.5% and 21.7%, respectively.

OVERDOSAGE

No data are available with respect to overdosage in humans. The expected reaction would be excessive hypotension, which should be treated with drug discontinuation or reduction (see PRECAUTIONS) and appropriate measures.

DOSAGE AND ADMINISTRATION

Natrecor (nesiritide) is for intravenous use only. There is limited experience with administering Natrecor for longer than 48 hours. Blood pressure should be monitored closely during Natrecor administration.

If hypotension occurs during the administration of Natrecor, the dose should be reduced or discontinued and other measures to support blood pressure should be started (IV fluids, changes in body position). In the VMAC trial, when symptomatic hypotension occurred, Natrecor was discontinued and subsequently could be restarted at a dose that was reduced by 30% (with no bolus administration) once the patient was stabilized. Because hypotension caused by Natrecor may be prolonged (up to hours), a period of observation may be necessary before restarting the drug.

Preparation

1. Reconstitute one 1.5 mg vial of Natrecor by adding 5 mL of diluent removed from a pre-filled 250 mL plastic IV bag containing the diluent of choice. The following preservative-free diluents are recommended for reconstitution: 5% Dextrose Injection (D5W), USP; 0.9% Sodium Chloride Injection, USP; 5% Dextrose and 0.45% Sodium Chloride Injection, USP, or 5% Dextrose and 0.2% Sodium Chloride Injection, USP.

2. Do not shake the vial. Rock the vial gently so that all surfaces, including the stopper, are in contact with the diluent to ensure complete reconstitution. Use only a clear, essentially colorless solution.

3. Withdraw the entire contents of the reconstituted Natrecor vial and add to the 250 mL plastic IV bag. This will yield a solution with a concentration of Natrecor of approximately 6 (micro)g/mL. The IV bag should be inverted several times to ensure complete mixing of the solution.

4. Use the reconstituted solution within 24 hours, as Natrecor contains no antimicrobial preservative. Parenteral drug products should be inspected visually for particulate matter and discoloration prior to administration, whenever solution and container permit. Reconstituted vials of Natrecor may be left at

         Controlled Room Temperature (20 - 25(degree)C; 68 - 77(degree)F) as per United States Pharmacopeia (USP) or may be refrigerated (2 - 8(degree)C; 36 - 46(degree)F) for up to 24 hours.

Dosing Instructions

The recommended dose of Natrecor is an IV bolus of 2 (micro)g/kg followed by a continuous infusion of 0.01 (micro)g/kg/min. Natrecor should not be initiated at a dose that is above the recommended dose.

Prime the IV tubing with an infusion of 25 mL prior to connecting to the patient's vascular access port and prior to administering the bolus or starting the infusion.

Bolus followed by infusion: After preparation of the infusion bag, as described previously, withdraw the bolus volume (see table below) from the Natrecor infusion bag, and administer it over approximately 60 seconds through an IV port in the tubing. Immediately following the administration of the bolus, infuse Natrecor at a flow rate of 0.1 mL/kg/hr. This will deliver a Natrecor infusion dose of 0.01 (micro)g/kg/min.

To calculate the appropriate bolus volume and infusion flow rate to deliver a
0.01 (micro)g/kg/min dose, use the following formulas (or refer to the following dosing table):

                 BOLUS VOLUME (ML) = 0.33 X PATIENT WEIGHT (KG)

             INFUSION FLOW RATE (ML/HR) = 0.1 X PATIENT WEIGHT (KG)

                      NATRECOR WEIGHT-ADJUSTED BOLUS VOLUME
                             AND INFUSION FLOW RATE
          (2 (micro)g/KG BOLUS FOLLOWED BY A 0.01 (micro)g/KG/MIN DOSE)

    -------------------------------------------------------------------------
        Patient Weight (kg)    Volume of Bolus (mL)   Rate of Infusion (mL/h)
    -------------------------------------------------------------------------
            60                       20.0                     6
    -------------------------------------------------------------------------
            70                       23.3                     7
    -------------------------------------------------------------------------
            80                       26.7                     8
    -------------------------------------------------------------------------
            90                       30.0                     9
    -------------------------------------------------------------------------
           100                       33.3                     10
    -------------------------------------------------------------------------
           110                       36.7                     11
    -------------------------------------------------------------------------


Dose Adjustments: The dose-limiting side effect of Natrecor is hypotension. Do not initiate Natrecor at a dose that is higher than the recommended dose of a 2 (micro)g/kg bolus followed by an infusion of 0.01 (micro)g/kg/min. In the VMAC trial there was limited experience with increasing the dose of Natrecor above the recommended dose (23 patients, all of whom had central hemodynamic monitoring). In those patients, the infusion dose of Natrecor was increased by
0.005 (micro)g/kg/min (preceded by a bolus of 1 (micro)g/kg), no more frequently than every 3 hours up to a maximum dose of 0.03 (micro)g/kg/min. Natrecor should not be titrated at frequent intervals as is done with other IV agents that have a shorter half-life (see Clinical Trials).

Chemical/Physical Interactions

Natrecor is physically and/or chemically incompatible with injectable formulations of heparin, insulin, ethacrynate sodium, bumetamide, enalaprilat, hydralazine, and furosemide. These drugs should not be co-administered as infusions with Natrecor through the same IV catheter. The preservative sodium metabisulfite is incompatible with Natrecor. Injectable drugs that contain sodium metabisulfite should not be administered in the same infusion line as Natrecor. The catheter must be flushed between administration of Natrecor and incompatible drugs.

Natrecor binds to heparin and therefore could bind to the heparin lining of a heparin-coated catheter, decreasing the amount of Natrecor delivered to the patient for some period of time. Therefore, Natrecor must not be administered through a central heparin-coated catheter. Concomitant administration of a heparin infusion through a separate catheter is acceptable.

Storage

Store Natrecor at controlled room temperature (20 - 25(degree)C; 68 - 77(degree)F); excursions permitted to 15 - 30(degree)C (59 - 86(degree)F; see USP Controlled Room Temperature), or refrigerated (2 - 8(degree)C; 36 - 46(degree)F). Keep in carton until time of use.

HOW SUPPLIED

Natrecor is provided as a sterile lyophilized powder in 1.5 mg, single-use vials. Each carton contains one vial and is available in the following package:

1 vial/carton (NDC 65847-205-25)

US patent No. 5,114,923 and 5,674,710.
Distributed by Scios Inc.
820 West Maude Ave
Sunnyvale, CA 94085
Copyright. 2001 Scios Inc.
NA1030

                  August 2001

                                  SCHEDULE 1.18

                                  SCIOS PATENTS

       [*****]






























[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  SCHEDULE 1.19

                 WESTERN, CENTRAL AND EASTERN EUROPEAN COUNTRIES
                 -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
     European                  European                                       Central and Eastern
    Community               Economic Area                 Others                    European
-----------------------------------------------------------------------------------------------------------------------
Austria                       Iceland                     Andorra                    Albania
-----------------------------------------------------------------------------------------------------------------------
Belgium                       Liechtenstein               Cyprus                     Armenia
-----------------------------------------------------------------------------------------------------------------------
Denmark                       Norway                      Israel                     Azerbaijan
-----------------------------------------------------------------------------------------------------------------------
Finland                                                   Malta                      Belarus
-----------------------------------------------------------------------------------------------------------------------
France                                                    Vatican City               Bosnia & Hertzegovina
-----------------------------------------------------------------------------------------------------------------------
Germany                                                   Switzerland                Bulgaria
-----------------------------------------------------------------------------------------------------------------------
Greece                                                    San Marino                 Croatia
-----------------------------------------------------------------------------------------------------------------------
Ireland                                                   Monaco                     Czech Republic
-----------------------------------------------------------------------------------------------------------------------
Italy                                                                                Estonia
-----------------------------------------------------------------------------------------------------------------------
Luxembourg                                                                           Georgia
-----------------------------------------------------------------------------------------------------------------------
Netherlands                                                                          Hungary
-----------------------------------------------------------------------------------------------------------------------
Portugal                                                                             Kazakstan
-----------------------------------------------------------------------------------------------------------------------
Spain                                                                                Kyrgyzstan
-----------------------------------------------------------------------------------------------------------------------
Sweden                                                                               Latvia
-----------------------------------------------------------------------------------------------------------------------
United Kingdom                                                                       Lithuania
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Macedonia
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Moldova
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Poland
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Romania
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Russia
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Slovakia
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Tajikistan
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Turkmenistan
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Ukraine
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Uzbekistan
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Yugoslavia
-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 5.2

[*****]



[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 10.2

                               ACCEPTABLE LABELING

Acceptable Labeling will be achieved provided the following criteria are met:

1.        [*****]

2.        [*****]

3.        [*****]

4.        [*****]

5.        [*****]



[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION